As filed with the Securities and Exchange Commission on August 1, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERGREENBANCORP, INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	91-2097262
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1111 Third Avenue, Suite 2100, Seattle, Washington 98101 (206) 628-4250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EvergreenBancorp, Inc. Stock Option and Equity Compensation Plan

(Full title of plan)

Copies of communications to:

STEPHEN M. KLEIN, ESQ. Graham & Dunn P.C. 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9648	GERALD O. HATLER EvergreenBancorp, Inc. 1111 Third Avenue, Suite 2100 Seattle, Washington 98101 (206) 628-4250

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum Aggregate offering price (3)	Amount of registration fee (2)
Common shares	120,000	$9.275	$1,113,000	$43.75

Notes:

1.	Shares of Registrant’s Common Stock issuable upon the grant of restricted stock and the exercise of options outstanding under the Registrant’s Stock Option and Equity Compensation Plan (formerly the Amended 2000 Stock Option Plan) (the “Plan”), together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock, as provided in Rule 416(a) under the Securities Act.

2.	This Form S-8 with respect to the Plan relates only to the registration of additional securities of the same class as other securities for which a registration statement on Form S-8 is effective. Pursuant to General Instruction E of Form S-8, the filing fee is based only on the additional securities that may be issued pursuant to the respective Plan.

3.	Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”), the price per share is estimated to be $9.275 based upon the average of the bid $9.05 and the ask $9.50 trading prices of the common stock, no par value per share of EvergreenBancorp, Inc. as reported on the OTC Bulletin Board on July 30, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EvergreenBancorp, Inc. (“Company” or “Registrant”) will send or give the documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) to each participant in the Company’s Plan as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

INCORPORATION BY REFERENCE

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant’s filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above.

(c)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form S-1 (No. 333-137062) filed with the SEC on September 1, 2006.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares offered pursuant to the Plans will be passed upon by Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121-1128.

Item 6.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (“WBCA”) contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him or her. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The articles of incorporation of the Company provide, among other things, for the indemnification of directors (including directors of subsidiaries), and authorize the board of directors to pay reasonable expense incurred by, or to satisfy a judgment or fine against, a current of former director in connection with any personal legal liability incurred by the individual while acting for the Company within the scope of his employment, and which was not the result of conduct finally adjudged to be “egregious” conduct. “Egregious” conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The articles of incorporation also include a provision that limits the liability of directors of the Company from any personal liability to the Company or its shareholders for conduct not found to have been egregious.

EvergreenBancorp has a Directors’ and Officers’ Liability Insurance Policy that provides coverage sufficiently broad to permit indemnification under certain circumstances (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

10.1	Stock Option and Equity Compensation Plan

10.2	Form of Restricted Stock Agreement

10.3	Form of Stock Option Agreement

10.4	Form of Stock Appreciation Rights Agreement

10.5	Form of Restricted Stock Unit Agreement

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Crowe Chizek and Company LLC

24.1	Powers of Attorney (contained in the Signature Page)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 30, 2008.

EVERGREENBANCORP, INC.

By:	/s/ Gerald O. Hatler
Gerald O. Hatler
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Gerald O. Hatler and Gordon D. Browning, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on the 30th day of July, 2008.

Signature	Title

/s/ Gerald O. Hatler Gerald O. Hatler	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gordon D. Browning Gordon D. Browning	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Richard W. Baldwin Richard W. Baldwin	Director

/s/ Craig O. Dawson Craig O. Dawson	Director

/s/ Robert J. Grossman Robert J. Grossman	Director

/s/ Stan W. McNaughton Stan W. McNaughton	Director

/s/ Russel E. Olson Russel E. Olson	Director

/s/ Joseph M. Phillips Joseph M. Phillips	Director

INDEX OF EXHIBITS

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant’s legal counsel, regarding legality of the Common Stock being registered

10.1	Stock Option and Equity Compensation Plan

10.2	Form of Restricted Stock Agreement

10.3	Form of Stock Option Agreement

10.4	Form of Stock Appreciation Rights Agreement

10.5	Form of Restricted Stock Unit Agreement

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of Crowe Chizek and Company LLC

24.1	Powers of Attorney (contained in the Signature Page)